                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------

                                   SCHEDULE TO

                                 (Rule 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                        --------------------------------

                              TB WOOD'S CORPORATION
                       (Name of Subject Company (Issuer))

                         TB WOOD'S CORPORATION (Issuer)
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    872226105
                      (CUSIP Number of Class of Securities)

                              Thomas F. Tatarczuch
                              TB Wood's Corporation
                             440 North Fifth Avenue
                             Chambersburg, PA 17201
                                 (717) 267-2900

           (Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                 With a copy to:

                                David E. Schulman
                                     Dechert
                                2 Serjeants' Inn
                                 London EC4Y 1LT
                                 United Kingdom
                               +44 (0)20 7583 5353
                        --------------------------------

                            CALCULATION OF FILING FEE

------------------------------------------- ------------------------------------
            Transaction valuation*                 Amount of filing fee
                  $1,725,000                               $345
------------------------------------------- ------------------------------------

* Calculated solely for the purpose of determining the amount of the filing fee, based upon the purchase of 150,000 shares of common stock, par value $0.01 per share, at the maximum tender offer price of $11.50 per share in cash.

         [   ]   Check the box if any part of the fee is offset as provided by
Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                  Amount Previously Paid:            N/A

                  Form or Registration No.:          N/A

                  Filing Party:                      N/A

                  Date Filed:                        N/A

         [   ]   Check the box if the filing relates solely to preliminary
communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:


[   ]    third-party tender offer subject to Rule 14d-1.

[ X ]    issuer tender offer subject to Rule 13e-4.

[   ]    going-private transaction subject to Rule 13e-3.

[   ]    amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results
of the tender offer:   [   ]

                                   SCHEDULE TO


This Tender Offer Statement on Schedule TO relates to the tender offer by TB Wood's Corporation, a Delaware corporation, to purchase 150,000 shares of its common stock, par value $.01 per share, or such fewer number of shares as are properly tendered and not properly withdrawn. TB Wood's is offering to purchase these shares at a price not greater than $11.50 per share nor less than $8.50 per share in cash, without interest, as determined by TB Wood's based upon the sale prices specified by stockholders tendering their shares. TB Wood's offer is made on the terms and subject to the conditions set forth in the Offer to Purchase, dated June 29, 2001, and in the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the offer.

This Tender Offer Statement on Schedule TO is filed in satisfaction of the reporting requirements of Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

ITEMS 1 THROUGH 11.

The information in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(A) and
(a)(1)(B), respectively, is incorporated in this Schedule TO by reference, in answer to Items 1 through 11 of this Tender Offer Statement on Schedule TO.


ITEM 12.          Exhibits
--------          --------
(a)(1)(A)         Offer to Purchase, dated June 29, 2001
(a)(1)(B)         Letter of Transmittal
(a)(1)(C)         Notice of Guaranteed Delivery
(a)(1)(D)         Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated June 29, 2001
(a)(1)(E)         Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees,
                  dated June 29, 2001
(a)(1)(F)         Guidelines for Certification of Taxpayer Identification on Substitute Form W-9
(a)(2) - (a)(4)   Not applicable
(a)(5)(A)         Letter to Stockholders from Michael L. Hurt and Thomas C. Foley, dated June 29, 2001
(a)(5)(B)         Press Release, dated June 29, 2001
(b)(A)            Revolving Credit Agreement by and among TB Wood's Incorporated, Plant Engineering Consultants, Inc.,
                  Grupo Blaju, S.A., de C.V., T. B. Wood's Canada, Ltd. and the Banks Party thereto and PNC Bank,
                  National Association, as Agent, dated October 10, 1996 (incorporated by reference to Form 10-K for fiscal year 1996, Exhibit 10.44) as most recently amended on November 8, 1999.
(b)(B)            First Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, The Sumitomo Bank, Limited and National City Bank of Pennsylvania, dated April 7, 1997 and effective as of April 1, 1997 (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999, Exhibit b).
(b)(C)            Second Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, The Sumitomo Bank, Limited and National City Bank of Pennsylvania, dated January 20, 1998
                  (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999, Exhibit b).
(b)(D)            Third Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, The Sumitomo Bank, Limited and National City Bank of Pennsylvania, dated April 24, 1998
                  (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999, Exhibit b).
(b)(E)            Fourth Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, The Sumitomo Bank, Limited and National City Bank of Pennsylvania, dated July 21, 1999
                  (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999, Exhibit b).
(b)(F)            Fifth Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, Summit Bank, First Union National Bank and National City Bank of Pennsylvania, dated
                  November 8, 1999 (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999,
                  Exhibit b).
(d)(A)            Non-Qualified Stock Option Agreements between T. B. Wood's Sons Company and Joseph S. Augustine,
                  Michael H. Iversen, David H. Halleen, Stanley L. Mann, Lee J. McCullough, Carl R. Christenson, Harold
                  L. Coder, III and James E. Williams (incorporated by reference to Form S-1 of the company originally filed September 1, 1995, Exhibit 10.36).




ITEM 12.          Exhibits
--------          --------
(d)(B)            Non-Qualified Stock Option Agreement dated as of March 15, 1991 between T. B. Wood's Sons Company and
                  Michael L. Hurt, together with Addendum dated as of March 30, 1992 (incorporated by reference to Form
                  S-1 of the company originally filed September 1, 1995, Exhibit 10.37).
(d)(C)            TB Wood's Corporation 1996 Stock-Based Incentive Compensation Plan (the "1996 Plan") (incorporated by reference to Form S-1 of the company originally filed September 1, 1995, Exhibit 10.39).
(d)(D)            Amendments to the Non-Qualified Stock Option Agreements between TB Wood's Incorporated (formerly known as "T. B. Wood's Sons Company") and Joseph S. Augustine, Michael H. Iversen, David H. Halleen, Stanley
                  L. Mann, Lee J. McCullough, Carl R. Christenson, Harold L. Coder, III and James E. Williams
                  (incorporated by reference to Form S-1 of the company originally filed September 1, 1995, Exhibit
                  10.40).
(d)(E)            Second Addendum dated July 1, 1995 to the Non-Qualified Stock Option Agreement dated as of March 15,
                  1991 between TB Wood's Incorporated (formerly known as "T. B. Wood's Sons Company") and Michael L.
                  Hurt (incorporated by reference to Form S-1 of the company originally filed September 1, 1995, Exhibit
                  10.41).
(d)(F)            TB Wood's Employee Stock Purchase Plan, dated March 1, 1997 (incorporated by reference to Form 10-K for fiscal year 1996, Exhibit 10.45).
(d)(G)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr., and other key employees dated June 17, 1997 and between TB Wood's Corporation and
                  Robert J. Dole dated July 29, 1997 (incorporated by reference to Form 10-K for fiscal year 1997,
                  Exhibit 10.48).
(d)(H)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr., and other key employees dated January 29, 1998 (incorporated by reference to Form
                  10-K for fiscal year 1997, Exhibit 10.49).
(d)(I)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr., and other key employees dated January 26, 1999 (incorporated by reference to Form
                  10-K for fiscal year 1998, Exhibit 10.18).
(d)(J)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr., and other key employees dated January 26, 1999 (incorporated by reference to Form
                  10-K for fiscal year 1998, Exhibit 10.19).
(d)(K)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr. and other key employees dated February 8, 2000 (incorporated by reference to Form 10-K for fiscal year 1999, Exhibit 10.20).
(d)(L)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr. and other key employees dated February 8, 2000 (incorporated by reference to Form 10-K for fiscal year 1999, Exhibit 10.21).
(d)(M)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Thomas F. Tatarczuch, Michael
                  H. Iversen, Willard C. Macfarland, Jr. and other key employees dated January 25, 2001 (incorporated by reference to Form 10-K for fiscal year 2000, Exhibit 10.22).
(d)(N)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Thomas F. Tatarczuch, Michael
                  H. Iversen, Willard C. Macfarland, Jr. and other key employees dated January 25, 2001 (incorporated by reference to Form 10-K for fiscal year 2000, Exhibit 10.23).



ITEM 12.          Exhibits
--------          --------


(d)(O)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Preben H. Petersen dated February 26, 2001 (incorporated by reference to Form 10-K for fiscal year 2000, Exhibit 10.24).
(d)(P)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Preben H. Petersen dated February 26, 2001 (incorporated by reference to Form 10-K for fiscal year 2000, Exhibit 10.25).
(d)(Q)            Employment Agreement between TB Wood's Incorporated and Michael L. Hurt dated April 14, 1998
                  (incorporated by reference to Form 10-K for fiscal year 1998, Exhibit 10.16).
(d)(R)            Supplemental Executive Retirement Plan between TB Wood's Corporation and Thomas C. Foley, Michael L.
                  Hurt, Carl R. Christenson, Michael H. Iversen and other key employees dated May 7, 1998 (incorporated by reference to Form 10-K for fiscal year 1998, Exhibit 10.17).
(g)               Not applicable
(h)               Not applicable


                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 29, 2001                    TB WOOD'S CORPORATION


                                        By: /s/ Michael L. Hurt
                                            -----------------------------------
                                        Name: Michael L. Hurt
                                        Title: President

                                  EXHIBIT INDEX


EXHIBIT NUMBER                         DESCRIPTION
--------------                         -----------

(a)(1)(A)         Offer to Purchase, dated June 29, 2001
(a)(1)(B)         Letter of Transmittal
(a)(1)(C)         Notice of Guaranteed Delivery
(a)(1)(D)         Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated June 29, 2001
(a)(1)(E)         Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees,
                  dated June 29, 2001
(a)(1)(F)         Guidelines for Certification of Taxpayer Identification on Substitute Form W-9
(a)(2) - (a)(4)   Not applicable
(a)(5)(A)         Letter to Stockholders from Michael L. Hurt and Thomas C. Foley, dated June 29, 2001
(a)(5)(B)         Press Release, dated June 29, 2001
(b)(A)            Revolving Credit Agreement by and among TB Wood's Incorporated, Plant Engineering Consultants, Inc.,
                  Grupo Blaju, S.A., de C.V., T. B. Wood's Canada, Ltd. and the Banks Party thereto and PNC Bank,
                  National Association, as Agent, dated October 10, 1996 (incorporated by reference to Form 10-K for fiscal year 1996, Exhibit 10.44) as most recently amended on November 8, 1999.
(b)(B)            First Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, The Sumitomo Bank, Limited and National City Bank of Pennsylvania, dated April 7, 1997 and effective as of April 1, 1997 (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999, Exhibit b).
(b)(C)            Second Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, The Sumitomo Bank, Limited and National City Bank of Pennsylvania, dated January 20, 1998
                  (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999, Exhibit b).
(b)(D)            Third Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, The Sumitomo Bank, Limited and National City Bank of Pennsylvania, dated April 24, 1998
                  (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999, Exhibit b).
(b)(E)            Fourth Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, The Sumitomo Bank, Limited and National City Bank of Pennsylvania, dated July 21, 1999
                  (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999, Exhibit b).
(b)(F)            Fifth Amendment to Loan Documents by and among TB Wood's Incorporated, individually and as Agent under the Borrower Agency Agreement, PNC Bank, National Association, as Agent, PNC Bank, National
                  Association, Summit Bank, First Union National Bank and National City Bank of Pennsylvania, dated
                  November 8, 1999 (incorporated by reference to Schedule 13E-4 filed by the company on November 12, 1999,
                  Exhibit b).
(d)(A)            Non-Qualified Stock Option Agreements between T. B. Wood's Sons Company and Joseph S. Augustine,
                  Michael H. Iversen, David H. Halleen, Stanley L. Mann, Lee J. McCullough, Carl R. Christenson, Harold
                  L. Coder, III and James E. Williams (incorporated by reference to Form S-1 filed by the company on
                  September 1, 1995, Exhibit 10.36).


EXHIBIT NUMBER                         DESCRIPTION
--------------                         -----------

(d)(B)            Non-Qualified Stock Option Agreement dated as of March 15, 1991 between T. B. Wood's Sons Company and
                  Michael L. Hurt, together with Addendum dated as of March 30, 1992 (incorporated by reference to Form
                  S-1 of the company originally filed September 1, 1995, Exhibit 10.37).
(d)(C)            TB Wood's Corporation 1996 Stock-Based Incentive Compensation Plan (the "1996 Plan") (incorporated by reference to Form S-1 of the company originally filed September 1, 1995, Exhibit 10.39).
(d)(D)            Amendments to the Non-Qualified Stock Option Agreements between TB Wood's Incorporated (formerly known as "T. B. Wood's Sons Company") and Joseph S. Augustine, Michael H. Iversen, David H. Halleen, Stanley
                  L. Mann, Lee J. McCullough, Carl R. Christenson, Harold L. Coder, III and James E. Williams
                  (incorporated by reference to Form S-1 of the company originally filed September 1, 1995, Exhibit
                  10.40).
(d)(E)            Second Addendum dated July 1, 1995 to the Non-Qualified Stock Option Agreement dated as of March 15,
                  1991 between TB Wood's Incorporated (formerly known as "T. B. Wood's Sons Company") and Michael L.
                  Hurt (incorporated by reference to Form S-1 of the company originally filed September 1, 1995, Exhibit
                  10.41).
(d)(F)            TB Wood's Employee Stock Purchase Plan, dated March 1, 1997 (incorporated by reference to Form 10-K for fiscal year 1996, Exhibit 10.45).
(d)(G)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr., and other key employees dated June 17, 1997 and between TB Wood's Corporation and
                  Robert J. Dole dated July 29, 1997 (incorporated by reference to Form 10-K for fiscal year 1997,
                  Exhibit 10.48).
(d)(H)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr., and other key employees dated January 29, 1998 (incorporated by reference to Form
                  10-K for fiscal year 1997, Exhibit 10.49).
(d)(I)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr., and other key employees dated January 26, 1999 (incorporated by reference to Form
                  10-K for fiscal year 1998, Exhibit 10.18).
(d)(J)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr., and other key employees dated January 26, 1999 (incorporated by reference to Form
                  10-K for fiscal year 1998, Exhibit 10.19).
(d)(K)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr. and other key employees dated February 8, 2000 (incorporated by reference to Form 10-K for fiscal year 1999, Exhibit 10.20).
(d)(L)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Michael H. Iversen, Willard C.
                  Macfarland, Jr. and other key employees dated February 8, 2000 (incorporated by reference to Form 10-K for fiscal year 1999, Exhibit 10.21).
(d)(M)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Thomas F. Tatarczuch, Michael
                  H. Iversen, Willard C. Macfarland, Jr. and other key employees dated January 25, 2001 (incorporated by reference to Form 10-K for fiscal year 2000, Exhibit 10.22).
(d)(N)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Thomas C. Foley, Michael L. Hurt, Carl R. Christenson, Thomas F. Tatarczuch, Michael
                  H. Iversen, Willard C. Macfarland, Jr. and other key employees dated January 25, 2001 (incorporated by reference to Form 10-K for fiscal year 2000, Exhibit 10.23).
(d)(O)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Preben H. Petersen dated February 26, 2001 (incorporated by reference to Form 10-K for fiscal year 2000, Exhibit 10.24).



EXHIBIT NUMBER                         DESCRIPTION
--------------                         -----------

(d)(P)            Form of the Non-Qualified Stock Option Agreements issued under the 1996 Plan between TB Wood's
                  Corporation and Preben H. Petersen dated February 26, 2001 (incorporated by reference to Form 10-K for fiscal year 2000, Exhibit 10.25).
(d)(Q)            Employment Agreement between TB Wood's Incorporated and Michael L. Hurt dated April 14, 1998
                  (incorporated by reference to Form 10-K for fiscal year 1998, Exhibit 10.16).
(d)(R)            Supplemental Executive Retirement Plan between TB Wood's Corporation and Thomas C. Foley, Michael L.
                  Hurt, Carl R. Christenson, Michael H. Iversen and other key employees dated May 7, 1998 (incorporated by reference to Form 10-K for fiscal year 1998, Exhibit 10.17).
(g)               Not applicable
(h)               Not applicable
